UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 18, 2006 (January 11, 2006)
Peerless Mfg. Co.
(Exact name of registrant as specified in its charter)

Texas	0-5214	75-0724417

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

2819 Walnut Hill Lane
Dallas, Texas	75229

(Address of Principal Executive	(Zip Code)
Offices)
          Registrant’s telephone number, including area code: (214) 357-6181 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
(a)	On January 11, 2006, Mr. Sherrill Stone, the Company’s Chief Executive Officer, appointed and the Company’s Board of Directors ratified the appointment of Mr. Sean P. McMenamin to serve as the Company’s Vice President Environmental Systems.

Mr. McMenamin, 41, has served as the Company’s product manager for refinery and retrofit applications in the Company’s Environmental Systems business segment since joining the Company in 2001. Prior to joining the Company, Mr. McMenamin was a project manager for Telcordia Technologies from 1999 to 2001, and served in various positions in the environmental and power business at Foster Wheeler from 1994 to 1999. Mr. McMenamin has a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. in Finance from Lehigh University.

On January 11, 2006, the Company entered into a three year Employment Agreement (the “Employment Agreement”) with Mr. McMenamin. The Employment Agreement provides that the Company may terminate Mr. McMenamin for “cause” or “without cause.” If Mr. McMenamin is terminated “without cause,” the Company must pay him severance equal to 75% of his then current salary annualized less the amount of any notice payment made by the Company. Mr. McMenamin may voluntarily terminate his employment at any time and the Company will have no severance obligations to him except where his voluntary termination is due to (a) a material adverse change in position, (b) a material adverse change in the method of calculating his annual bonus; (c) his determination in good faith that, due to changes in circumstances affecting his position or changes in the composition or policies of the Board, or other material events, that he is substantially unable to carry-out, or has been substantially hindered in his ability to perform his job; or (d) relocation outside the current metropolitan area, then the Company would be required to pay him a lump sum payment equal to (1) 25% of his then current base salary annualized, less (2) the amount of notice payment paid, plus (3) pro-rata portion of his annual incentive bonus. In addition, Mr. McMenamin agreed not to compete with the Company during his employment and for one year following termination of his employment, and to be subject to confidentiality, non-disparagement, and conflict of interest provisions.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits.

Exhibit No.	Description
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2006	Peerless Mfg. Co.
	By:	/s/ Henry G. Schopfer, III
		Name:	Henry G. Schopfer, III
Title: Chief Financial Officer

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